UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 12, 2011
BIODEL INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	001-33451	90-0136863

(State or Other Jurisdiction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

100 Saw Mill Road Danbury, Connecticut	06810

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (203) 796-5000
Not Applicable

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01. Other Events.
     On May 12, 2011, Biodel Inc. (the “Company”) entered into a placement agency agreement (the “Placement Agency Agreement”) with William Blair & Company, L.L.C. and JMP Securities LLC (together, the “Placement Agents”), relating to the Company’s registered direct offering, issuance and sale (the “Offering”) of an aggregate of (i) up to 12,194,722 shares (the “Common Shares”) of the Company’s common stock, par value $.01 per share (the “Common Stock”), (ii) up to 1,694,167 shares (the “Preferred Shares” and, together with the Common Shares, the “Shares”) of preferred stock that the Company has designated as the Series A Convertible Preferred Stock, par value $.01 per share (the “Series A Preferred Stock”) and (iii) warrants to purchase up to 9,027,772 shares of Common Stock (the “Warrants”). The Shares and Warrants are being sold as units (the “Units”), each Unit consisting of (i) one share of Common Stock and (ii) a Warrant to purchase 0.65 of a share of Common Stock, at an exercise price of $2.48 per share of Common Stock; provided, however, that certain Units consist of (i) one Preferred Share and (ii) one Warrant to purchase 0.65 of a share of Common Stock at an exercise price of $2.48 per share of Common Stock. The Common Shares, Preferred Shares and the Warrants comprising the Units are immediately separable and will be issued separately. All of the Units are being sold by the Company.
     The powers, preferences, rights, qualifications, limitations and restrictions applicable to the Series A Preferred Stock are set forth in the Certificate of Designation of Series A Convertible Preferred Stock (the “Certificate of Designation”), to be filed with the Secretary of State of the State of Delaware prior to the closing of the Offering. Each share of Series A Preferred Stock is convertible into one share of Common Stock at any time at the option of the holder, provided that the holder will be prohibited from converting Series A Preferred Stock into shares of Common Stock if, as a result of such conversion, the holder, together with its affiliates, would beneficially own more than 9.98% of the total number of shares of Common Stock then issued and outstanding. In the event of the Company’s liquidation, dissolution or winding up, holders of the Series A Preferred Stock will receive a payment equal to $0.01 per share of Series A Preferred Stock before any proceeds are distributed to the holders of Common Stock. After the payment of this preferential amount, and subject to the rights of holders of any class or series of capital stock hereafter created specifically ranking by its terms senior to the Series A Preferred Stock, holders of Series A Preferred Stock will participate ratably in the distribution of any remaining assets with the Common Stock and any other class or series of our capital stock hereafter created that participates with the common stock in such distributions. Shares of Series A Preferred Stock will generally have no voting rights, except as required by law and except that the consent of holders of a majority of the outstanding Series A Preferred Stock will be required to amend the terms of the Series A Preferred Stock or the Certificate of Designation. The Series A Preferred Stock will not be entitled to receive any dividends, unless and until specifically declared by the Company’s board of directors.
     In connection with the Offering, on May 12, 2011, the Company also entered into subscription agreements with a group of institutional investors (the “Investors”) relating to the sale of the Units. The Investors have agreed to purchase the Units for a negotiated price of $2.16 per Unit.

     The per share exercise price of the Warrants is $2.48. The Warrants will be exercisable beginning on the original date of issuance and will expire on the date that is five years after the original date of issuance.
     The securities being sold in the Offering will be issued pursuant to a shelf registration statement, as amended, that the Company filed with the Securities and Exchange Commission, which became effective on February 3, 2010 (File No. 333-153167). A prospectus supplement relating to the Offering will be filed with the Securities and Exchange Commission pursuant to Rule 424(b) of the Securities Act of 1933, as amended. The closing of the Offering is expected to take place on May 18, 2011, subject to the satisfaction of customary closing conditions.
     Copies of each of the Placement Agency Agreement, the form of Certificate of Designation, the form of Warrant and the form of subscription agreement with Investors are attached as Exhibit 1.1, Exhibit 4.6, Exhibit 4.7 and Exhibit 10.27 hereto, respectively, and are incorporated herein by reference. The foregoing description of the material terms of the Placement Agency Agreement, Certificate of Designation, subscription agreements and the Warrants does not purport to be complete and is qualified in its entirety by reference to such exhibits. A copy of the legal opinion and consent of Wilmer Cutler Pickering Hale and Dorr LLP relating to the securities being sold in the Offering is attached as Exhibit 5.1 hereto. The Company issued a press release on May 13, 2011 announcing the pricing of the Offering. This press release is attached as Exhibit 99.1 hereto and incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.
     The following exhibits are filed with this report on Form 8-K:

1.1	Placement Agency Agreement, dated May 12, 2011, among Biodel Inc. and the several placement agents named therein.

4.6	Form of Certificate of Designation of Series A Convertible Preferred Stock

4.7	Form of Warrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.27	Form of Subscription Agreement

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release dated May 13, 2011

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BIODEL INC.
Date: May 12, 2011	By:	/s/ Gerard Michel
Gerard Michel
Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
1.1	Placement Agency Agreement, dated May 12, 2011, among Biodel Inc. and the several placement agents named therein.

4.6	Form of Certificate of Designation of Series A Convertible Preferred Stock

4.7	Form of Warrant

5.1	Opinion of Wilmer Cutler Pickering Hale and Dorr LLP

10.27	Form of Subscription Agreement

23.1	Consent of Wilmer Cutler Pickering Hale and Dorr LLP (contained in Exhibit 5.1 above)

99.1	Press Release dated May 13, 2011